Exhibit 99.3


                         BIOMERICA, INC. AND SUBSIDIARY
                                TABLE OF CONTENTS


Report Of Independent Registered Public Accounting Firm              FS-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of May 31, 2009 and 2008              FS-3

Consolidated Statements of Operations and Comprehensive
   Income for the Years Ended May 31, 2009 and 2008                  FS-4 - FS-5

Consolidated Statements of Shareholders' Equity for the
   Years Ended May 31, 2009 and 2008                                 FS-6 - FS-9

Consolidated Statements of Cash Flows for the Years
   Ended May 31, 2009 and 2008                                       FS-10 - FS-11

Notes to the Consolidated Financial Statements                       FS-12 - FS-26


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Stockholders
Biomerica, Inc.
Newport Beach, California


We have audited the accompanying consolidated balance sheet of Biomerica, Inc. (a Delaware Corporation) and its subsidiary as of May 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for the years ended May 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Biomerica, Inc. as of May 31, 2009 and 2008, and the results of its consolidated operations and cash flows for the years ended May 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

August 28, 2009                                    /s/ PKF
San Diego California                               Certified Public Accountants
                                                   A Professional Corporation


                                         BIOMERICA, INC. AND SUBSIDIARY
                                           CONSOLIDATED BALANCE SHEET


                                                                                   May 31, 2009    May 31, 2008
                                                                                   ------------    ------------
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                     $  1,595,823    $  2,022,380
     Short-term investment                                                              100,000              --
     Available-for-sale securities                                                           --             355
     Accounts receivable, less allowance for doubtful accounts
       of $86,432 and $84,206, respectively                                             640,668         614,330
     Inventories, net                                                                 1,999,463       1,764,202
     Deferred tax asset                                                                 103,000          35,000
     Prepaid Expenses and Other                                                         115,717         101,867
                                                                                   ------------    ------------
Total Current Assets                                                                  4,554,671       4,538,134
                                                                                   ------------    ------------

PROPERTY AND EQUIPMENT, at cost

Equipment                                                                               944,646         897,664
     Furniture, Fixtures and Leasehold Improvements                                     190,331         187,873
                                                                                   ------------    ------------
     Total Property and Equipment                                                     1,134,977       1,085,537
                                                                                   ------------    ------------

ACCUMULATED DEPRECIATION                                                               (768,158)       (715,957)
                                                                                   ------------    ------------
     Net property and equipment                                                         366,819         369,580

DEFERRED TAX ASSET-LONG-TERM                                                            135,000         135,000

INTANGIBLE ASSETS                                                                        30,000              --

OTHER ASSETS                                                                             65,582          64,997
                                                                                   ------------    ------------
                                                                                   $  5,152,072    $  5,107,711
                                                                                   ============    ============


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable and accrued expenses                                         $    263,998    $    473,539
     Accrued compensation                                                               417,307         487,115
     Capital lease - short-term portion                                                      --           4,180
     Note payable-shareholder                                                                --          95,936
     Loan for Equipment Purchase - Current-term                                          42,254          48,428
                                                                                   ------------    ------------
Total Current Liabilities                                                               723,559       1,109,198

LOAN FOR EQUIPMENT PURCHASE - LONG-TERM                                                  80,527         114,565

SHAREHOLDERS' EQUITY
     Common stock, $.08 par value; 25,000,000 shares authorized;
         6,631,039 and 6,489,839 shares and issued and outstanding, respectively        530,482         519,186
     Additional paid in capital                                                      17,502,986      17,407,096
     Common stock subscribed                                                                 --           3,000
     Accumulated other comprehensive loss                                                (1,726)         (7,398)
     Accumulated Deficit                                                            (13,683,756)    (14,037,936)
                                                                                   ------------    ------------
Total Shareholders' Equity                                                            4,347,986       3,883,948
                                                                                   ------------    ------------

                                                                                   $  5,152,072    $  5,107,711
                                                                                   ============    ============


        See report of independent registered public accounting firm and accompanying notes to consolidated financial statements.


                                      FS-3


                         BIOMERICA, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME



YEARS ENDED MAY 31                                     2009             2008
                                                   -----------      -----------
NET SALES                                          $ 4,934,771      $ 4,926,505
Cost of Sales                                        2,964,908        2,790,883
                                                   -----------      -----------
GROSS PROFIT                                         1,969,863        2,135,622
                                                   -----------      -----------

OPERATING EXPENSES
     Selling, general and administrative             1,443,896        1,367,048
     Research and Development                          278,308          259,085
                                                   -----------      -----------

Total Operating Expenses                             1,722,204        1,626,133
                                                   -----------      -----------

INCOME FROM OPERATIONS BEFORE INCOME TAX               247,659          509,489

OTHER (INCOME) EXPENSE
     Interest expense                                   27,521           49,542
     Interest income                                   (29,867)         (33,552)
     Other Income                                      (17,175)      (1,149,545)
                                                   -----------      -----------

INCOME TAX (BENEFIT) EXPENSE                           (87,000)         (67,000)
                                                   -----------      -----------

NET INCOME                                         $   354,180      $ 1,710,044
                                                   ===========      ===========

BASIC NET INCOME PER COMMON SHARE                  $      0.05      $      0.28
                                                   ===========      ===========

DILUTED NET INCOME PER COMMON SHARE                $      0.05      $      0.25
                                                   ===========      ===========



WEIGHTED AVERAGE NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES

     Basic                                           6,619,399        6,125,981
                                                   ===========      ===========

     Diluted                                         7,007,601        6,978,039
                                                   ===========      ===========

         See report of independent registered public accounting firm and accompanying notes to consolidated financial statements.



                                      FS-4

                         BIOMERICA, INC. AND SUBSIDIARY
   CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (CONTINUED)


YEARS ENDED MAY 31,                                               2009             2008
                                                               -----------    -----------
NET INCOME                                                     $   354,180    $ 1,710,044

OTHER COMPREHENSIVE (LOSS) INCOME, net of tax
     Unrealized gain on available-for-sale securities                   --        673,030
     Foreign currency translation                                   (1,726)            --
     Reclassification Adjustment, Net of Tax                            --       (450,711)
                                                               -----------    -----------

COMPREHENSIVE INCOME                                           $   352,454    $ 1,932,363
                                                               ===========    ===========





        See report of independent registered public accounting firm and accompanying notes to consolidated financial statements.


                                      FS-5



                                          BIOMERICA, INC. AND SUBSIDIARY
                                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                          Additional             Common Stock
                                                 Common Stock              Paid-in                Subscribed
                                             Shares         Amount         Capital            Shares        Amount
                                           ---------     -----------     -----------          ------     -----------
Balances, May 31, 2007                     5,944,214     $   475,535     $17,254,714              --     $        --

Exercise of stock options                    545,625          43,651         115,735          12,000           3,000

Change in unrealized gain (loss) on
   available-for-sale securities                  --              --              --              --              --

Compensation expense in connection
   with options and warrants granted              --              --          36,647              --              --

Net Income                                        --              --              --              --              --
                                           ---------     -----------     -----------          ------     -----------

Balances, May 31, 2008                     6,489,839     $   519,186     $17,407,096          12,000     $     3,000
                                           =========     ===========     ===========          ======     ===========




                                                     (Continued)


                                                        FS-6

                                          BIOMERICA, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)



                                   Accumulated
                                      Common        Other
                                       Stock     Comprehensive
                                    Subscribed       Income          Accumulated
                                    Receivable       (Loss)            Deficit            Total
                                    ----------    ------------      ------------      ------------

Balances, May 31, 2007                     --     $   (229,717)     $(15,747,980)     $  1,752,552

Exercise of stock options                  --               --                --           162,386

Change in unrealized gain (loss) on
   available-for-sale securities           --          222,319                --           222,319

Compensation expense in connection
   with options and warrants granted       --               --                --            36,647

Net Income                                 --               --         1,710,044         1,710,044
                                    ---------     ------------      ------------      ------------

Balances, May 31, 2008                     --     $     (7,398)     $(14,037,936)     $  3,883,948
                                    =========     ============      ============      ============


                                                     (Continued)


                                                        FS-7


                                          BIOMERICA, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)


                                                                            Additional               Common Stock
                                                     Common Stock             Paid-in                 Subscribed
                                                Shares        Amount          Capital            Shares          Amount
                                              ---------     -----------     -----------         -------      -----------

Exercise of stock options and warrants          141,200          11,296          25,090         (12,000)          (3,000)

Realized loss on available-for-sale
  securities                                         --              --              --              --               --

Foreign currency translation                         --              --              --              --               --

Tax effect of exercise of stock options
  and warrants                                       --              --          17,710              --               --

Compensation expense in connection
  with options and warrants granted                  --              --          53,090              --               --

NET INCOME                                           --              --              --              --               --
                                              ---------     -----------     -----------         -------      -----------

Balances, May 31, 2009                        6,631,039     $   530,482     $17,502,986              --      $        --
                                              =========     ===========     ===========         =======      ===========



                                                     (Continued)
                                                        FS-8


                                          BIOMERICA, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)

                                                          Accumulated
                                             Common         Other
                                             Stock      Comprehensive
                                           Subscribed       Income         Accumulated
                                           Receivable       (Loss)           Deficit             Tota
                                           ----------    -----------       ------------      ------------

Exercise of stock options and warrants            --               --                --            33,386

Realized loss on available-for-sale
   securities                                     --            7,398                --             7,398

Foreign currency translation                      --           (1,726)               --            (1,726)

Tax effect of exercise of stock options
   and warrants                                   --               --                --            17,710

Compensation expense in connection
   with options and warrants granted              --               --                --            53,090

Net Income                                        --               --           354,180           354,180
                                            --------     ------------      ------------      ------------

Balances, May 31, 2009                      $     --     $     (1,726)     $(13,683,756)     $  4,347,986
                                            ========     ============      ============      ============


                           See report of independent registered public accounting firm and accompanying notes to consolidated financial statements.


                                                        FS-9

                                        BIOMERICA, INC. AND SUBSIDIARY
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS


For the Years Ended May 31,                                                        2009             2008
                                                                                -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                 $   354,180      $ 1,710,044
     Adjustments to reconcile net income
       to net cash used in operating activities:
       Depreciation and amortization                                                 88,651           65,827
       Provision for losses on accounts receivable                                    2,226           25,423
       Inventory reserve                                                            134,924           29,810
       Loss (Gain) or write-down on available-for-sale securities                     7,753       (1,147,845)
       Tax effect of exercise of stock options and warrants                          17,710               --
       Compensation expense in connection with options and warrants granted          53,090           36,647
       Changes in assets and liabilities:
          Accounts receivable                                                       (28,564)        (134,986)
          Inventories                                                              (370,185)        (332,299)
          Prepaid expenses and other                                                (13,850)          27,568
          Other assets                                                                 (585)         (31,598)
          Accounts payable and other accrued expenses                              (209,541)        (192,710)
          Increase in deferred tax asset                                            (68,000)        (170,000)
          Accrued Compensation                                                      (69,808)         (80,476)
                                                                                -----------      -----------
Net Cash Used in Operating Activities                                              (101,999)        (194,595)
                                                                                -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in certificate of deposit                                          (100,000)              --
     Proceeds from sale of available-for-sale securities                                 --        1,780,478
     Purchases of property and equipment                                            (85,890)        (264,783)
     Purchase of Intangible Assets                                                  (30,000)              --
                                                                                -----------      -----------
Net Cash (Used In) Provided by Investing Activities                                (215,890)       1,515,695
                                                                                ===========      ===========


                                                     (Continued)


                                                    FS-10



                                        BIOMERICA, INC. AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



For the Years Ended May 31,                                                        2009              2008
                                                                                -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Payments on capital leases                                                      (4,180)          (4,394)
     Decrease of shareholder debt                                                   (95,936)         (61,056)
     Payment of common stock subscribed                                              (3,000)              --
     Exercise of stock options and warrants                                          36,386          148,507
     Borrowings on loan for equipment purchase                                      133,000          119,530
     Payments On Loan for Equipment                                                (173,212)         (18,207)
                                                                                -----------      -----------

Net Cash (Used In) Provided by Financing Activities                                (106,942)         184,380
                                                                                -----------      -----------

Effect of Exchange Rate Changes On Cash                                              (1,726)              --
                                                                                -----------      -----------

Net Change in Cash and Cash Equivalents                                            (426,557)       1,505,480
                                                                                -----------      -----------

CASH AND CASH EQUIVALENTS, beginning of year                                      2,022,380          516,900
                                                                                -----------      -----------

CASH AND CASH EQUIVALENTS, end of year                                          $ 1,595,823      $ 2,022,380
                                                                                ===========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION
     CASH PAID DURING THE YEAR FOR:
       Interest                                                                 $    27,347      $    53,922
                                                                                ===========      ===========
       Income taxes (net of refund)                                             $    96,092      $     4,523
                                                                                ===========      ===========



SUPPLEMENTAL DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES
     Unrealized (loss) gain on available-for-sale securities                    $        --      $   222,319
                                                                                ===========      ===========

     Non-cash exercise of warrants and options by reduction of note payable     $        --      $    10,878
                                                                                ===========      ===========

     Subscribed stock receivable                                                $        --      $     3,000
                                                                                ===========      ===========



                       See report of independent registered public accounting firm and accompanying notes to consolidated financial statements.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

1.    ORGANIZATION

ORGANIZATION

Biomerica, Inc. and Subsidiary (collectively "the Company") are primarily engaged in the development, manufacture and marketing medical diagnostic kits. As of May 31, 2009 and 2008 the Company had one operational unit.

The Company develops, manufactures, and markets medical diagnostic products designed for the early detection and monitoring of chronic diseases and medical conditions. Our medical diagnostic products are sold worldwide in two markets:
1) clinical laboratories and 2) point of care (physicians' offices and over-the-counter drugstores). Our diagnostic test kits are used to analyze blood or urine from patients in the diagnosis of various diseases and other medical complications, or to measure the level of specific hormones, antibodies, antigens or other substances, which may exist in the human body in extremely small concentrations.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements for the years ended May 31, 2009 and 2008 include the accounts of Biomerica, Inc. ("Biomerica") and ReadyScript, Inc. (as discontinued operations) as well as the Company's newly formed German subsidiary which has not begun full operations. All significant intercompany accounts and transactions have been eliminated in consolidation. During fiscal 2009 and 2008 there were no transactions in the discontinued operation and management intends to formally dissolve the corporation during fiscal 2010.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash and cash equivalents, short-term investments, accounts receivable, available-for-sale securities, capital lease, shareholder debt, commercial bank line of credit (of which the balance was zero at May 31, 2009 and 2008), commercial bank equipment loan and accounts payable. The carrying amounts of the Company's financial instruments approximate their fair values at May 31, 2009.

SFAS No. 157, Fair Value Measurement, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 states that a fair value measurement should be determined based on the assumptions the market participants would use in pricing the asset or liability. In addition, SFAS No. 157 specifies a hierarchy of valuation techniques based on whether the types of valuation information ("inputs") are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

The three broad levels defined by SFAS No. 157 hierarchy are as follows:

Level 1 - quoted prices for identical assets or liabilities in active markets.

Level 2 - pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date.

Level 3 - valuations derived from methods in which one or more significant inputs or significant value drivers are unobservable in the markets. These financial instruments are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation.

Valuations based on unobservable inputs are highly subjective and require significant judgments. Changes in such judgments could have a material impact on fair value estimates. In addition, since estimates are as of a specific point in time, they are susceptible to material near-term changes. Changes in economic conditions may also dramatically affect the estimated fair values.

The carrying values reflected in the consolidated balance sheet at May 31, 2009 reasonably approximate the fair values for financial instruments in accordance with SFAS No. 157. In making such assessment, Company has utilized quoted prices in active markets for identical assets (Level 1). No allowance for potential credit losses was considered necessary at May 31, 2009.


                                                                      Fair Value Measurements at Reporting Date Using
                                                        Quoted Prices in Active       Significant
                                                              Markets for                Other               Significant
                                                           Identical Assets         Observable Inputs     Unobservable Inputs
Description                          May 31, 2009               (Level 1)               (Level 2)              (Level 3)
--------------------------------     ------------       -----------------------     -----------------     --------------------
 Short term investment
        Certificates of Deposit         $100,000                      $100,000                $   --                  $   --
                                        --------                      --------                ------                  ------

Total                                   $100,000                      $100,000                $   --                  $   --
                                        ========                      ========                ======                  ======


CONCENTRATION OF CREDIT RISK

The Company, on occasion, maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies.

The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company's sales are not materially dependent on a single customer or a small group of customers. Biomerica had two customers which accounted for 26% of its sales for the fiscal year ended May 31, 2009 and two customers which accounted for 29% of its sales for the fiscal year ended May 31, 2008. The Company performs ongoing credit evaluations of its customers and requires prepayment in some circumstances. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses. The Company monitors its accounts receivables balances closely. At May 31, 2009 and 2008, three customers each accounted for greater than 10% of gross accounts receivable.

For the year ended May 31, 2009 no company accounted for more than 10% of the purchases of raw materials for Biomerica. For the fiscal year ended May 31, 2008 three companies accounted for more than 30% of the purchases for Biomerica on an unconsolidated basis.

GEOGRAPHIC CONCENTRATION

As of May 31, 2009 and 2008, respectively, approximately $807,000 and $523,000 of Biomerica's gross inventory and $15,000 and $22,000 of Biomerica's property and equipment, net of accumulated depreciation and amortization, was located in Mexicali, Mexico.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

CASH EQUIVALENTS

Cash and cash equivalents consist of demand deposits and money market accounts with original maturities of less than three months.

SHORT TERM INVESTMENT

Short term investment held by the Company consisted of a certificate of deposit.

AVAILABLE-FOR-SALE SECURITIES

The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' equity. Available-for-sale securities consist of common stock of publicly-traded companies and are stated at market value in accordance with SFAS 115. Cost for purposes of computing realized gains and losses is computed on a specific identification basis. The proceeds from the sale of available-for-sale securities during fiscal 2009 was zero and during fiscal 2008 it was $1,780,478. Accumulated other comprehensive income (loss) relating to available-for-sale securities for the years ended May 31, 2009 and 2008 was $(7,398) and $0, respectively. The Company wrote off the entire amount of available-for-sale securities at May 31, 2009.

ACCOUNTS RECEIVABLE

The Company extends credit to its trade accounts receivable on a regular basis. International accounts are required to prepay until they establish a history with the Company and at that time they are extended credit at levels based on a number of criteria. Credit levels are approved by designated upper level management. Domestic customers are extended initial $500 credit limits until they establish a history with the Company or submit credit information. All increases in credit limits are also approved by designated upper level management. Management evaluates receivables on a quarterly basis and adjusts the reserve for bad debt accordingly. Balances over ninety days old are reserved for. Management evaluates quarterly what items to charge off. Any charge-offs are approved by upper level management prior to charging off.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of biological chemicals. Cost includes raw materials, labor, manufacturing overhead and purchased products. Market is determined by comparison with recent purchases or net realizable value. Such net realizable value is based on forecasts for sales of the Company's products in the ensuing years. The industry in which the Company operates is characterized by technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheet.

Inventories approximate the following at May 31:

                         2009             2008
                      -----------      -----------

Raw materials         $   809,000      $   718,000
Work in progress          818,000          570,000
Finished ProductS         537,000          506,000
                      -----------      -----------

Inventory Reserve        (165,000)         (30,000)
                      -----------      -----------

Total                 $ 1,999,000      $ 1,764,000
                      ===========      ===========


Allowances for inventory obsolescence are recorded as necessary to reduce obsolete inventory to estimated net realizable value or to specifically reserve for obsolete inventory that the Company intends to dispose of.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 5 to 10 years, using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation and amortization expense amounted to $88,651 and $65,827 for the years ended May 31, 2009 and 2008, respectively.

Management of the Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. Management has determined that there is no impairment of property and equipment at May 31, 2009.

INTANGIBLE ASSETS

On June 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 requires that the Company's license agreements be tested annually (or more frequently if impairment indicators arise) for impairment. The Company has established the date of May 31 on which to conduct its annual impairment test.

Intangible assets are being amortized using the straight-line method over the useful life, not to exceed 18 years for marketing and distribution rights and purchased technology use rights, and 17 years for patents. Amortization amounted to $0 and $2,588 for each of the years ended May 31, 2009 and 2008, respectively. Intangible assets with indefinite lives such as perpetual licenses are not amortized but rather tested for impairment at least annually (see Note
3).

The Company assesses the recoverability of these intangible assets by determining whether the amortization of the asset's balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and charged to operations in the period in which the impairment is determined by management.

STOCK-BASED COMPENSATION

All share-based payments to employees, including the grants of employee stock options, are recognized in the consolidated financial statements based on their fair values, but only to the extent that vesting is considered probable. Compensation cost for awards that vest will not be reversed if the awards expire without being exercised. The fair value of stock options is determined using the Black-Scholes option-pricing model. Compensation costs for awards are amortized using the straight-line method. Option pricing model input assumptions such as expected term, expected volatility and risk-free interest rate impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions are based on or determined from external data and other assumptions may be derived from the Company's historical experience with share-based arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

The Company relies on its historical experience and post-vested termination activity to provide data for estimating expected term for use in determining the fair value of its stock options. The Company currently estimates its stock volatility by considering historical stock volatility experience and other key factors. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the input to the Black-Scholes model. The Company estimates forfeitures using its historical experience, which will be adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Because of the significant amount of judgment used in these calculations, it is reasonably likely that circumstances may cause the estimate to change. If, for example, actual forfeitures are lower than the Company's estimate, additional charges to net income may be required.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

The following assumptions were used within the Black Scholes option-pricing model for the years ended May 31, 2009 and 2008; risk free interest rates ranging from 1.16% to 4.89%; dividend yield of 0%; expected life of the options of 3.5 and 6 years; volatiliy factors of the expected market price of the Company's common stock ranging from 71.18% to 104.13%.

When shares are issued for services or other non-cash consideration, fair value is measured using the current market value on the day of the board approval of such issuance.

MINORITY INTEREST

At May 31, 2009 and 2008, Biomerica owned 88.9% of ReadyScript, which was discontinued in 2001. During fiscal 2009 and 2008, there were no transactions relating to the discontinued operations and the remaining balance sheet of the discontinued operations is de minimus.

REVENUE RECOGNITION

Revenues from product sales are recognized at the time the product is shipped, customarily FOB shipping point, at which point title passes. An allowance is established when necessary for estimated returns as revenue is recognized. As of May 31, 2009 and 2008, the reserve for allowances is $0.

SHIPPING AND HANDLING FEES AND COSTS

The consolidated financial statements reflect, for all periods presented, the adoption of the classification or disclosure requirements pursuant to Emerging Issues Task Force ("EITF") 00-10, "Accounting for Shipping and Handling Fees and Costs." The Company has historically classified income from freight charges to customers as sales, which has been offset by shipping and handling costs. The income from freight for the fiscal years 2009 and 2008, respectively, was $120,728 and $122,668. The financial statements presented herein show the income from shipping and handling as a component of sales for both periods and the costs of shipping and handling as a component of cost of goods sold.

RESEARCH AND DEVELOPMENT

Research and development expenses are expensed as incurred. The Company expensed $278,308 and $259,085 of research and development expenses during the years ended May 31, 2009 and 2008, respectively.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ADVERTISING COSTS

The Company reports the cost of all advertising as expense in the period in which those costs are incurred. Advertising costs were approximately $6,000 and $57,000 for the years ended May 31, 2009 and 2008, respectively.

FOREIGN CURRENCY TRANSLATION

The subsidiary located in Germany operates primarily using local functional currency. Accordingly, assets and liabilities of this subsidiary are translated using exchange rates in effect at the end of the period, and revenues and costs are translated using average exchange rates for the period. The resulting adjustments are presented as a separate component of accumulated other comprehensive income.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

RECLASSIFICATION

Certain prior year amounts within the consolidated statement of operations and comprehensive income and consolidated statement of cash flows have been reclassified to conform to current year presentation.

NET INCOME PER SHARE

Basic earnings per share is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. The total amount of anti-dilutive warrants or options not included in the earnings per share calculation for the years ended May 31, 2009 and 2008 was 586,500 and 150,000, respectively.

The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.


For the Years Ended May 31                                         2009           2008
                                                                ----------     ----------

Numerator for basic and diluted net income per common share     $  354,180     $1,710,044
                                                                ==========     ==========


Denominator for basic net income per common share                6,619,399      6,125,981
Effect of dilutive securities:
   Options and Warrants                                            388,202        852,058
                                                                ----------     ----------

Denominator for diluted net income per common share              7,007,601      6,978,039
                                                                ==========     ==========

Basic net income per common share                               $     0.05     $    0. 28
                                                                ==========     ==========
Diluted net income per common share                             $     0.05     $    0. 25
                                                                ==========     ==========

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009AND 2008

SEGMENT REPORTING

The FASB has issued SFAS No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". SFAS 131 requires public companies to report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the product, services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company's business segments are disclosed in Note 7.

REPORTING COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." This statement establishes standards for reporting the components of comprehensive income (loss) and requires that all items that are required to be recognized under accounting standards as components of comprehensive income
(loss) be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income (loss) includes net income (loss) as well as certain items that are reported directly within a separate component of shareholders' equity.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements--an amendment of ARB No. 51. This statement applies to all entities that prepare consolidated financial statements, except for non-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for annual periods beginning December 15, 2008. The Company does not believe that the adoption of SFAS No. 160 will have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS 141R establishes a defined measurement period that governs the time period within which the business combination must be reported. In addition, the revised standard significantly expands the scope of disclosure requirements. SFAS No. 141R is effective for annual periods beginning after December 15, 2008. The Company does not believe that the adoption of SFAS No. 141R will have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an Amendment of FASB Statement No. 133. This Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for financial statements issue years and interim periods beginning after November 15, 2008. The Company does not believe that the adoption of SFAS No. 161 will have a material impact on its financial statements.

In May, 2009 the FASB issued SFAS No. 165, "Subsequent Events". This statement established general standards of accounting for disclosure of events that occur after the balance sheet date but before financial statement are issued or are available to be issued. It requires the disclosure date through which an entity has evaluated subsequent events and the basis for that date. This would alert all users of financial statements that an entity has not evaluated subsequent events after that in the set of financial statements being presented. This statement is effective for interim and annual periods ending after June 15, 2009. The Company does not believe that the adoption of SFAS No. 165 will have a material impact on its financial statements.

The FASB issued SFAS No. 168, "The FASB Accounting Standards Codification (Codification) and the Hierarchy of Generally Accepted Accounting Principles- a replacement of Financial Statement No. 162". On the effective date of the statement, The FASB Accounting Standards Codification will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. This statement is effective for financial statements issued for interim and periods ending after September 15, 2009. The Company does not believe that the adoption of SFAS No. 168 will have a material impact on its financial statements.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009AND 2008

3.    INTANGIBLE ASSETS

Intangible assets, net of accumulated amortization, consist of the following at May 31:

                                    2009           2008
                                  ---------     ---------

Patents and other intangible      $  36,465     $  36,465
Less Accumulated Amortization       (36,465)      (36,465)
                                  ---------     ---------
                                  $      --     $      --
                                  =========     =========

The amounts included in the table above for the year ended May 31, 2009 exclude approximately $30,000 related to licenses which have an indefinite life and are not being amortized.

4.    RELATED PARTY TRANSACTIONS

NOTES PAYABLE - SHAREHOLDER

In March 2004 the Company signed a note payable for the principal and interest due at that time of $313,318 and agreed to a forbearance of any payments for the length of the agreement. The note payable was secured by all the Company's assets except for the Lancer common stock owned by Biomerica. The note was due September 1, 2004. On March 9, 2007 the Company entered into an additional agreement entitled "Second Amendment of the Note, Loan and Modification Agreement" which was filed as an exhibit to a Form 10-QSB on April 16, 2007. The agreement called for payment of overdue principal by August 31, 2007, agreement by Janet Moore to enter into a Commercial Subordination Agreement, pledge of additional collateral to Janet Moore (all of which is subordinate to the Commercial Bank of California) and the reduction of the shareholder note through payments of $3,500 or (depending on certain quarterly results of the Company) $2,000 per month. As of May 31, 2009 and 2008 there were $0 and $95,936 payable on the shareholder note.

During 2009 and 2008, the Company incurred $1,227 and $10,973, respectively, in interest expense related to the shareholder note.

During 2004, a shareholder/director advanced the Company $4,000. At May 31, 2009 and 2008 $1,659, was owed in interest payable on this loan and a previous loan of $10,000. This amount was paid in July 2009.

RENT EXPENSE

Biomerica, Inc. currently leases facilities from four individuals, some of whom are shareholders of the Company. Gross rent expense of approximately $168,000 was incurred during each of the years ended May 31, 2009 and 2008, for this lease. There was no rent payable at May 31, 2009 or 2008.

ACCRUED COMPENSATION

During fiscal 2002-2005, two officers, who are also shareholders of the Company, agreed to defer payment of a portion of their salaries. At May 31, 2009 and 2008, $166,768 and $240,118, respectively, of deferred officer's salary is included in accrued compensation in the accompanying consolidated financial statements. No interest was accrued on the deferred wages until March 2007. As of March 1, 2007 the Company began accruing interest at the rate of 8% per year. In October, 2008 the interest rate was decreased to 4% per year. For the years ended May 31, 2009 and 2008, $20,187 and $20,299 in interest expense was incurred, respectively.

Included in accrued compensation as of May 31, 2009 and 2008 is vacation accrual of $189,916 and $171,998, respectively. Included in the 2009 and 2008 vacation accrual is approximately $121,000 due to the former chief executive officer's estate. The Company is disputing the validity of this claim.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008


5.    SHAREHOLDERS' EQUITY

1995 AND 1999 STOCK OPTION AND RESTRICTED STOCK PLANS

In January 1996, the Company adopted a stock option and restricted stock plan (the "1995 Plan") which provided that non-qualified options and incentive stock options and restricted stock covering an aggregate of 500,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. Options granted under the 1995 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant. The 1995 plan expired in 2006. No option grants have occurred since 2006, however there are still some outstanding options.

In August 1999, the Company adopted a stock option and restricted stock plan (the "1999 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 1,000,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. As of January 1, of each calendar year, commencing January 1, 2000, this amount is subject to automatic annual increases equal to the lesser of 1.5% of the total number of outstanding common shares, assuming conversion of convertible securities, or 500,000. Options granted under the 1999 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant.

The Company has 201,999 warrants outstanding at May 31, 2009, which are included in the table below. The warrants were issued in transactions related to financing, primarily as a component of private placements. The warrants are for restricted stock and have expiration dates ranging from five to ten years from date of issue. Purchase prices for warrants range from $0.65 to $3.00.


Activity as to stock options and warrants granted are as follows:


                                                        NUMBER                         WEIGHTED
                                                        OF STOCK                        AVERAGE
                                                      OPTIONS AND    PRICE RANGE       EXERCISE
                                                       WARRANTS       PER SHARE          PRICE
                                                      -----------------------------------------
Options and warrants outstanding at May 31, 2007      2,053,249      $0.20 - $3.00     $   0.48
Options granted                                          41,000      $0.78 - $1.30     $   0.98
Options and warrants exercised                         (557,625)     $0.20 - $0.73     $   0.29
Options and Warrants Canceled or Expired                (34,500)     $0.33 - $0.80     $   0.69
                                                      ---------      -------------     --------

Options and warrants outstanding at May 31, 2008      1,502,124      $0.25 - $3.00     $   0.76
Options granted                                         378,500      $0.45 - $0.75     $   0.57
Options and warrants exercised                         (129,200)     $0.25 - $0.40     $   0.26
Options and Warrants Canceled or Expired                (76,750)     $0.25 - $1.30     $   0.62
                                                      ---------      -------------     --------

Options and Warrants Outstanding At May 31, 2009      1,674,674      $0.30 - $3.00     $   0.77
                                                      ---------      -------------     --------

The weighted average fair value of options and warrants granted during 2009 and 2008 was $0.57 and $0.98, respectively. The aggregate intrinsic value of options exercised during fiscal 2009 and 2008 was approximately $3,900 and $295,000, respectively. The aggregate intrinsic value of options outstanding at May 31, 2009 was approximately $273,000. The aggregate intrinsic value of options vested and exercisable at May 31, 2009 was approximately $214,000.

At May 31, 2009 total compensation cost related to nonvested stock option awards not yet recognized totaled $104,435. The weighted-average period over which this amount is expected to be recognized is 2.5 years.

The weighted average remaining contractual term of options and warrants that were exercisable at May 31, 2009 was 2.13 years.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009AND 2008

The following summarizes information about all of the Company's stock options and warrants outstanding at May 31, 2009. These options and warrants are comprised of those granted under the 1995 and 1999 plan and those granted outside of these plans.


                                                              WEIGHTED
                                             AVERAGE          WEIGHTED          NUMBER              WEIGHTED
   RANGE OF             NUMBER              REMAINING          AVERAGE        EXERCISABLE            AVERAGE
   EXERCISE           OUTSTANDING          CONTRACTUAL        EXERCISE            AT                EXERCISE
    PRICES           MAY 31, 2009         LIFE IN YEARS         PRICE         MAY 31, 2009            PRICE
-----------------------------------------------------------------------------------------------------------
$0.30 - $0.60         1,036,175              2.54               $0.45          812,300               $0.43
$0.65 - $0.80           484,499              4.19               $0.75          326,374               $0.75
$1.30 - $3.00           154,000              0.12               $2.96          152,000               $2.98

STOCK ACTIVITY

In July 2007 the Board of Directors granted a stock option for 25,000 options to a new Company director. The options vested one half immediately and then will vest one quarter per year thereafter. The option is exercisable at a price of $0.78 per share and expires in five years. Management assigned a value of $10,541 to this option.

In November 2007 the Board of Directors granted stock options for 16,000 options to employees of the Company. The options vested one quarter immediately and then will vest one quarter per year thereafter. The options are at the exercise price of $1.30 and expire in five years. Management assigned a value of $10,952 to these options.

In October 2008 the Board of Directors granted stock options for 100,000 options to outside directors of the Company. The options vested one quarter immediately and then will vest one quarter per year thereafter. The options are at the exercise price of $0.75 and expire in ten years. Management assigned a value of $58,834 to these options.

In January 2009 the Board of Directors granted stock options for 168,500 options to employees of the Company. The options vested one quarter immediately and then will vest one quarter per year thereafter. The options are at the exercise price of $0.45 and expire in five years. Management assigned a value of $38,270 to these options.

In March 2009 the Board of Directors granted stock options for 110,000 options to employees of the Company. The options vested one quarter immediately and then will vest one quarter per year thereafter. The options are at the exercise price of $0.60 and expire in five years. Management assigned a value of $35,938 to these options.

During the fiscal year ended May 31, 2008, options and warrants to purchase 557,625 shares were exercised at prices ranging from $0.20 to $0.73. Total proceeds to the Company were $162,386.

During the fiscal year ended May 31, 2009, options and warrants to purchase 141,200 shares were exercised at prices ranging from $0.20 to $0.40. Total proceeds to the Company were $36,386.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

6.    INCOME TAXES

Income tax (benefit) expense from continuing operations for the years ended May 31, 2009 and 2008 consists of the following current (benefit) provisions:

May 31,                     2009          2008
                         ---------      ---------
Current:
     U.S. Federal        $      --      $(149,000)
     State and Local        37,000         82,000
                         ---------      ---------
                            37,000        (67,000)
Deferred:
     U.S. Federal          (68,000)            --
     State and Local       (56,000)            --
                         ---------      ---------
                          (124,000)            --
                         ---------      ---------

                         $ (87,000)     $ (67,000)
                         =========      =========

Income tax benefit expense from continuing operations differs from the amounts computed by applying the U.S. Federal income tax rate of 35 percent to pretax loss as a result of the following:

May 31,                                                            2009          2008
                                                                ---------      ---------

Computed "expected" tax expense (benefit)                       $  93,000      $ 575,000
Increase (reduction) in income taxes resulting from:
     True up of carryforwards and other items                     (43,000)       148,000
     Change in valuation allowance                                (93,000)      (731,000)
     State income taxes, net of federal benefit                    15,000         94,000
     Tax benefit from the release of deferred tax allowance       (58,000)      (170,000)
     Other                                                         (1,000)        17,000
                                                                ---------      ---------

                                                                $ (87,000)     $ (67,000)
                                                                =========      =========

The tax effect of significant temporary differences are presented below.

May 31,                                                           2009          2008
                                                               ---------      ---------

Deferred tax assets:
     Accounts receivable, principally due to allowance for
       doubtful accounts and sales returns                      $  35,000      $  34,000
     Inventory valuation                                           67,000             --
     Compensated absences and deferred payroll                    166,000        196,000
     Net operating loss carryforwards                             314,000        391,000
     Tax credit carryforwards                                      18,000          6,000
     Accumulated depreciation of property and equipment            (9,000)        16,000
     Other                                                         62,000         93,000

Less Valuation Allowance                                         (415,000)      (566,000)
                                                                ---------      ---------

Net deferred tax asset                                          $ 238,000      $ 170,000
                                                                =========      =========

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

The Company has provided a valuation allowance for $415,000 and $566,000 as of May 31, 2009 and 2008, respectively. Although the Company has achieved net income over the last four fiscal years, predicting future taxable income is difficult and influenced by many factors. After analyzing our tax position, Management has provided such allowance to provide for future income.

At May 31, 2009 and 2008, the Company has federal income tax net operating loss carryforwards of approximately $1,100,000 and $1,119,000, respectively. Of the reported net operating loss carryforwards, approximately $211,000 are related to windfall tax benefits from the exercise of the Company's stock options by certain employees. Pursuant to SFAS No. 165, Share-Based Payments, the federal benefit of approximately $74,000 associated with this portion of the net operating loss will be credited to additional paid in capital when the tax benefits are actually realized. The federal net operating loss carryforwards begin to expire in 2021. The federal credits begin to expire in 2015.

At May 31, 2009 and 2008, the Company has federal research and development tax credit carryforward of approximately $18,000 and $6,000, respectively. The federal credits begin to expire in 2009.

Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's net operating loss ("NOL") and credit carryforwards may be limited by statute because of a cumulative change in ownership of more than 50%. Pursuant to Sections 382 and 383 of the Code, the annual use of the Company's NOLs would be limited if there is a cumulative change of ownership (as that term is defined in Section 382(g) of the Code) of greater than 50% in a three year period. Based on management's analysis the Company does not believe that a cumulative change in ownership of greater than 50% has taken place.

In June 2006, the FASB issued Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FAS 109. FIN 48 provides clarification for the financial statement measurement and recognition of tax positions that are taken or expected to be taken on a tax return. For the fiscal year ended May 31, 2009 and 2008 the Company did an analysis of its FIN 48 position and has not identified any uncertain tax positions as defined under FIN
48. Should such position be identified in the future and should the Company owe interest and penalties as a result of this, these would be recognized as income taxes in the financial statements.

7.    BUSINESS SEGMENTS

Reportable business segments are identified by product line and for the years ended May 31, 2009 and 2008 and approximate the following:

                                       2009         2008
                                     --------     --------

Domestic long-lived assets, net:
   Medical diagnostic products       $352,000     $348,000
                                     ========     ========

Foreign long-lived assets, net:
   Medical diagnostic products       $ 15,000     $ 22,000
                                     ========     ========

The Company operates in one business segment, Medical Diagnostic Products.

Identifiable assets by business segment are those assets that are used in the Company's operations in each industry. Identifiable assets are held primarily in the United States.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

The net sales as reflected above consist of sales to unaffiliated customers only as there were no significant intersegment sales during fiscal years 2009 and 2008. Biomerica had two customers which accounted for 26% of its sales for the fiscal year ended May 31, 2009 and two customers which accounted for 29% of its sales for the fiscal year ended May 31, 2008.

Geographic information regarding net sales is approximately as follows:

                            2009           2008
                         ----------     ----------

Net sales:

     Europe              $2,631,000     $2,549,000
     United States        1,198,000      1,359,000
     Asia                   956,000        854,000
     South America           92,000         70,000
     Middle East             40,000         57,000
     Other foreign           18,000         38,000
                         ----------     ----------

     Total net sales     $4,935,000     $4,927,000
                         ==========     ==========

8.    COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company is currently leasing its facilities on a month-to-month basis. The facilities are owned and operated by four individuals, some of whom are shareholders and one of whom is an officer and director. Effective May 1, 2007, the monthly rent was set at $14,000 and has not increased. Management believes there would be no significant difference in the terms of the property rental if the Company leased from a third party. Total rent expense for this facility was approximately $168,000 during each of the years ended May 31, 2009 and 2008.

Biomerica has various insignificant leases for office equipment.

RETIREMENT SAVINGS PLAN

Effective September 1, 1986, the Company established a 401(k) plan for the benefit of its employees. The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the plan's inception.

LITIGATION

The Company is, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows. There were no legal proceedings pending as of May 31, 2009, except for proceedings related to the collection of accounts receivable which have been previously reserved for.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008


CONTRACTS

During the first quarter of fiscal 2006 the Company entered into an agreement with another company for the purpose of developing certain technology for Biomerica. The total amount of the contract was for $55,000, with a 40% down payment required and milestone payments for the balance of the contract. The balance due at May 31, 2007 was $16,500. On June 5, 2006, a milestone payment of $16,500 was made which was included in payables as of May 31, 2006. The remaining $16,500 has not been recorded as a liability at May 31, 2009 due to the fact that payment of it is contingent upon performance of certain functions by the contractor. The Company has not and does not expect to make the final payment in the future on this contract because complete performance of the contract has not been achieved and the contract has been discontinued.

Biomerica has two royalty agreements in which it has obtained rights to manufacture and market certain products for the life of the products. Royalty expense of approximately $106,300 and $118,500 is included in cost of sales for these agreements for the years ended May 31, 2009 and 2008, respectively. Sales of products manufactured under these agreements comprise approximately 16.4% and 17.6% of total sales for the fiscal years ended May 31, 2009 and 2008, respectively. Biomerica may license other products or technology in the future as the Company deems necessary for conducting business.

On March 27, 2009 the Company signed an Asset Purchase Agreement with a European company for the purchase of certain technology related to the manufacture of certain medical diagnostic tests. Consideration for this purchase was a nominal deposit upon signing the agreement and a nominal transfer fee upon successful commencement of production of the products. A royalty shall be paid for five years beginning on the date of first sale of finished product derived from the purchased assets. These purchased assets did not constitute a business under FAS 141(R). Royalty payments of 10% of sales are due on these products for a period of five years.

9.    DEBT

In February 2007 the Company entered into a Commercial Security Agreement, two Promissory Notes, a Subordination Agreement and a Business Loan Agreement. These agreements pertain to a $200,000 working capital line of credit and a $200,000 equipment loan with Commercial Bank of California and were collateralized by substantially all of the assets of the Company. In February 2009 the equipment loan was paid off through proceeds from the loan obtained from Union Bank (see below). The line of credit was discontinued in November 2008.

On February 13, 2009, the Company entered into a Small Business Banking Agreement with Union Bank of California for a one year business line (the "Line") of credit in the amount of $400,000. The interest rate for the line of credit is the prime rate in effect on the first day of the billing period, as published in the Wall Street Journal Prime West Coast Edition, plus a spread of 1.00%. Minimum monthly payments will be the sum of (i) the amount of interest charge for the billing period, plus (ii) any amount past due, plus (iii) any fees, late charges and/or out-of-pocket expenses assessed. If the Line is not renewed as of the last day of the term of the Line, the entire unpaid balance of the Line, including unpaid fees and charges will be due and payable. The Company has granted the bank security interest in the assets of the Company as collateral.

The Company must maintain for not less than thirty consecutive days in every calendar year, a period in which all amounts due under the revolving credit agreements with the bank are at a zero balance. The Company did not owe anything on this line of credit as of May 31, 2009.

On February 13, 2009, the Company entered into a Small Business Bank Agreement with Union Bank for a business loan ("Loan") for $133,000 and an interest rate of 6.50%. Loan proceeds were disbursed in one single funding on March 5, 2009. The Loan was used for the purpose of paying off the business loan, which had been established with Commercial Bank. The fixed asset serves as collateral for the loan.

The Loan is payable in thirty-six monthly payments of approximately $4,000.

                         BIOMERICA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        YEARS ENDED MAY 31, 2009 AND 2008

Future maturity of the commercial line of credit is as follows:

Year Ended May 31,
                2010     $ 42,254
                2011       45,084
                2012       35,443
                         --------

Total obligation          122,781
Less Current Portion       42,254
                         --------
Long-term portion        $ 80,527
                         ========

10.   DISCONTINUED OPERATIONS

The following summarizes the net liabilities of the discontinued operations of ReadyScript, as of May 31, 2009 and 2008. There was no operational activity for the years ended May 31, 2009 and 2008.

Balance Sheet Items:

May 31,                            2009       2008
                                  ------     ------
Assets:
     Miscellaneous receivable     $5,304     $5,304
Less liabilities:
     Accrued Expenses              4,709      4,709
                                  ------     ------
Net liabilities                   $  595     $  595
                                  ======     ======

11.   SUBSEQUENT EVENTS

On June 18, 2009, the Company entered into an agreement to lease a building in Irvine, California, commencing September 1, 2009 and ending August 31, 2016. The initial base rent is set at $18,490 with a security deposit of $22,080. The sum of $40,568 was due upon execution of the lease. Management is currently working on plans for the relocation of the Company which should take place by the end of the calendar year.